Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-272467

SUPPLEMENT NO. 1

(To the Proxy Statement/Prospectus dated January 22, 2024)

This Supplement No. 1 (this “Supplement”) supplements the proxy statement/prospectus dated January 22, 2024 (the “Proxy Statement/Prospectus”) that was mailed by Phoenix Biotech Acquisition Corp., a Delaware corporation (“PBAX”), to its stockholders in connection with its special meeting of stockholders (the “Special Meeting”) to be held to consider and approve, among other things, the Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with CERo Therapeutics, Inc., a Delaware corporation (“CERo”), and PBCE Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PBAX (“Merger Sub”), pursuant to which Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of PBAX (“New CERo”) (the “Business Combination” or the “Merger”).

PBAX filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 (Registration No. 333-272467), which was declared effective by the SEC on January 19, 2024. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement information contained in the Proxy Statement/Prospectus, and this Supplement is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any other amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement.

This Supplement does not affect the date of the Special Meeting, which will be held on February 8, 2024 at 11:00 a.m., Eastern Time, via a live webcast at www.cstproxy.com/phoenixbiotech/2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

You do not have to take any action if you have previously voted, given your proxy or exercised your redemption right and do not wish to change your vote or choice to exercise your redemption right. If you have already voted or given your proxy and wish to change your vote or if you wish to change your election to exercise your redemption right, you should follow the procedures described in the Proxy Statement/Prospectus. If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

You should carefully consider the matters discussed under “Risk Factors” beginning on page 25 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination, the issuance of New CERo securities in connection with the Business Combination or the other transactions described in the Proxy Statement/Prospectus or this Supplement, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is February 6, 2024.

Amendment No. 1 to Business Combination Agreement

On February 5, 2024, PBAX, CERo and Merger Sub entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”) to, among other things, (i) remove the minimum cash condition, (ii) modify the stock-price based milestones such that (a) the trading price condition for the First Level Earnout Target shall be reset from $12.50 to 125% of the Conversion Price of the Series A Preferred Stock (in each case, as defined below) upon the reset of such Conversion Price as described below and (b) the trading price condition for the Second Level Earnout Target shall be reset from $15.00 to 150% of the Conversion Price of the Series A Preferred Stock upon reset of such Conversion Price as described below, and (iii) increase the aggregate number of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issuable to the stockholders of CERo in connection with the Business Combination from 4,651,704 shares to 5,000,000 shares. Such number of shares is in addition to up to 1,200,000 shares issuable upon satisfaction of certain earn-out conditions and 382,651 shares issuable upon exercise of rollover options or warrants.

Other than as expressly modified pursuant to the Amendment, the Business Combination Agreement remains in full force and effect. The foregoing description of the Amendment is subject to and qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 2.1 to PBAX’s Current Report on Form 8-K filed with the SEC on February 6, 2024, and the terms of which are incorporated herein by reference.

PIPE Financing

On February 5, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which the Company following the Business Combination (“New CERo”) has agreed to issue and sell, and the Investor agreed to purchase, on the date of the closing of the Business Combination (the “Closing Date”), $2.0 million of Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), and warrants to purchase 125,000 shares of New CERo common stock (the “Structuring Warrants” and, together with the Series A Preferred Stock, the “PIPE Securities”), for aggregate cash proceeds to New CERo of $2.0 million. Such investment is referred to as the “PIPE Financing.”

Structuring Warrants

Pursuant to the Securities Purchase Agreement, New CERo shall issue to the Investor Structuring Warrants as partial consideration for a structuring fee in consideration of certain services provided by it in the structuring of the PIPE Financing. Such Structuring Warrants shall be exercisable beginning six months after the consummation of the Business Combination and expiring on the third anniversary of the Business Combination.

Exercise Price.    The Structuring Warrants will initially be exercisable for cash at an exercise price equal to the greater of (x) $9.20 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) the closing price of the Common Stock on the trading day immediately prior to the Subscription Date (as defined in the Structuring Warrant). The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Structuring Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment.

Exercise Period.    The Structuring Warrants shall be exercisable beginning six months after the consummation of the issuance date (the “Initial Exercisability Date”) and expiring on the third anniversary of the Initial Exercisability Date. The Structuring Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise.    If at the time of exercise of the Structuring Warrants, there is no effective registration statement registering the shares of the Company Common Stock underlying the Structuring Warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights.    If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Company Common Stock, each Warrant holder has the right to acquire the same as if the holder had exercised its Warrant. The holders of the Structuring Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions.    The Structuring Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Structuring Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Structuring Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Structuring Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Structuring Warrant holder will have the right to force the Company to repurchase the holder’s Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Structuring Warrants, of the then unexercised portion of the Structuring Warrant.

Series A Certificate of Designations

The following description of the principal terms of the Series A Preferred Stock, which are set forth in a Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (the “Certificate of Designations”), in substantially the form attached as an exhibit to the Securities Purchase Agreement.

General.    Pursuant to the Series A Certificate of Designations, the Company will authorize a number of shares of Series A Preferred Stock no less than the number initially issued shares of Series A Preferred Stock and each share of Series A Preferred Stock shall have a stated value of $1,000 per share. At the consummation of this offering, the Company will issue at least 2,000 shares of the Company Series A Preferred Stock. When issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking.    The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company unless the Required Holders (as defined in the Securities Purchase Agreement) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends.    The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Purchase Rights.    If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder.    Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Company Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $10.00, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right.    Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Company board of directors.

Alternate Conversion Upon a Triggering Event.    Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price” equal to the lesser of:

•        the Conversion Price, and

•        the greater of:

•        the floor price of $1.00; and

•        80% of the volume weighted average price of the Company Common Stock during the 5 consecutive trading days immediately prior to such conversion.

The Series A Certificate of Designations contain standard and customary triggering events (each, a “Triggering Event”), including but not limited: (i) the suspension from trading or the failure to list the Company Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 pursuant to the Registration Rights Agreement, (iv) the Company’s failure to cure a conversion failure of failure to deliver shares of the Company Common Stock under the Structuring Warrants, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock or a request for exercise of any Warrants, and (iv) bankruptcy or insolvency of the Company.

Other Adjustments.    If 90 days or 180 days following the occurrence of the later of (x) the Stockholder Approval Date (as defined below) and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement (as defined below) and (b) the date that the Series A Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act of 1933, as amended, the Conversion Price then in effect is greater than the greater of $1.00 and the Market Price (as defined in the Certificate of Designations) then in effect (the “Adjustment Price”), the Conversion Price shall automatically lower to the Adjustment Price.

Limitations on Conversion.    In no event shall the Series A Preferred Stock be convertible into a number of shares of New CERo common stock exceeding 19.99% of the total number of shares of New CERo common stock outstanding immediately prior to the execution of the Securities Purchase Agreement, except that such limitation shall not apply in the event that New CERo obtains the approval of the issuance of such shares by its stockholders in accordance with the applicable stock exchange rules (the date of such approval, the “Stockholder Approval Date”).

Bankruptcy Triggering Event Redemption Right.    Upon any bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Notes at 25% premium (or, if 18 months following the issuance date, 50% premium) to the greater of (x) the amount of shares of Series A Preferred Shares then outstanding and (y) the equity value of the shares of Series A Preferred Stock then outstanding, unless the holder waives such right to receive such payment. The equity value of the Company common stock underlying the Series A Preferred Shares is calculated using the greatest closing sale price of the Company common stock on any trading day immediately preceding such bankruptcy Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange.    Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the change of Control Election Price (as defined in the Series A Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption.    At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a 20% redemption premium to the greater of (x) the amount of shares being redeemed, and (y) the equity value of the Company’s Common Stock underlying the Series A Preferred Stock. The equity value of the Company’s Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Company’s Common Stock on any trading day immediately preceding the date New CERo notifies the holders of its election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions.    The Series A Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Series A Certificate of Designations and the other transaction documents in the PIPE Financing.

Voting Rights.    The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series A Certificate of Designations (or as otherwise required by applicable law).

Covenants.    The Series A Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series A Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series A Certificate of Designations or Warrants.

Reservation Requirements.    So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

As set forth in the Securities Purchase Agreement, the obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Registration Rights Agreement

The PIPE Investors will also be granted certain customary registration rights in connection with the PIPE Financing with respect to the shares of Common Stock underlying the Series A Preferred Stock and Warrants, pursuant to a registration rights statement, in substantially the form attached as an exhibit to the Securities Purchase Agreement (the “Registration Rights Agreement”), to be entered into at the closing of the PIPE Financing. Pursuant to the Registration Rights Agreement, the Company will agree to file a registration statement to register the shares of Common Stock underlying the Series A Preferred Stock and Warrants within 45 days after the closing of the Securities Purchase Agreement and to have such registration statement effective within 75 days of such closing (or the third business day after the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or subject to further review).

The Company has engaged BTIG, LLC, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, and Oppenheimer & Co. Inc., as placement agents for the PIPE Financing. The Company has agreed to pay customary placement fees and reimburse certain expenses of the placement agents.

The foregoing description of the PIPE Financing is subject to and qualified in its entirety by reference to the full text of the Securities Purchase Agreement, including the forms of Certificate of Designation, Warrant and Registration Rights Agreement, attached as exhibits thereto, a copy of which is filed as Exhibit 10.1 to PBAX’s Current Report on Form 8-K filed with the SEC on February 6, 2024, and the terms of which are incorporated herein by reference.

Revised Disclosure to Cover Page

The second to last sentence in the second paragraph of the cover page is revised as set forth below:

PBAX will issue an aggregate of approximately 5.3 million shares of Class A Common Stock to the equity owners of CERo as consideration in the Merger, including shares issuable upon exercise of options following the Merger.

The third, fourth, fifth and sixth paragraphs of the cover page are revised as set forth below:

As of February 4, 2024, the Exchange Ratio is approximately 0.06445 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination and excluding the conversion of the convertible promissory notes, shares issued in connection with the PIPE Financing and shares that will be issuable upon exercise of outstanding stock options and warrants, is approximately 5,000,000 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 45% and 48% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination and the PIPE Financing. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) holders of shares of Class A Common Stock (the “Public Shares”) issued in PBAX’s initial public offering (the “Initial Public Offering”) are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) PBAX’s sponsor, Phoenix Biotech Sponsor, LLC (the “Sponsor”), is expected to hold approximately 47% of the issued and outstanding New CERo common stock and (iii) CERo stockholders (excluding any shares of New CERo common stock issuable upon conversion or exercise of PIPE Securities) are expected to hold approximately 45% of the issued and outstanding New CERo common stock.

The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in any private placement (including subsequent tranches of the PIPE Financing), CERo stockholders and/or holders of Public Shares (the “Public Stockholders”) who do not exercise their redemption rights (such shares, the “Reallocation Shares”). As of the date of this Supplement, the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares. In addition, the Sponsor has indicated that it intends to effectuate a distribution-in-kind of all of the shares of Class A Common Stock and Private Placement Warrants held thereby to its members immediately prior to the completion of the Business Combination and the listing of the New CERo common stock on Nasdaq (the “Distribution-in-Kind”). Upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares upon conversion or exercise of PIPE Securities or (iii) any transfer of the Reallocation Shares to the investors in subsequent tranches in the PIPE Financing, CERo stockholders or Public Stockholders. No non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Revised Disclosure to Frequently Used Terms

The following definitions are amended and restated as follows in the section entitled “Frequently Used Terms” beginning on page iii:

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 4, 2023, by and among PBAX, Merger Sub and CERo, as amended by the Amendment.

“First Level Earnout Target” means if at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date, the volume-weighted average price of the shares of the Class A Common Stock equals or exceeds 125% of the Conversion Price of the Series A Preferred Stock for any 20 trading days within a period of 30 consecutive trading days (upon which 500,000 shares of Class A Common Stock will be released to CERo stockholders).

“Second Level Earnout Target” means if at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date, the volume-weighted average price of the shares of Class A Common Stock equals or exceeds 150% of the Conversion Price of the Series A Preferred Stock for any 20 trading days within a period of 30 consecutive trading days (upon which 500,000 shares of Class A Common Stock that will be released to CERo stockholders).

The following definitions are added in the section entitled “Frequently Used Terms” beginning on page iii:

“Amendment” means the Amendment No. 1 to the Business Combination Agreement, dated as of February 5, 2024, by and among PBAX, Merger Sub and CERo.

“Series A Preferred Stock” means the Series A convertible preferred stock, par value $0.0001 per share, of New CERo.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of February 5, 2024, by and among PBAX, CERo and each of the investors named therein.

Revised Disclosure to Questions and Answers about the Proposals

The subsection entitled “Business Combination Consideration” on pages viii and ix is revised as set forth below:

Business Combination Consideration

Type of Security	Number Issuable		Recipients
Class A Common Stock (issued at Closing)	584,506		Holders of CERo Common Stock
Class A Common Stock (issued at Closing)	4,415,494	(1)	Holders of CERo Preferred Stock
Class A Common Stock (upon attainment of First Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon attainment of Second Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon a Change of Control)	200,000		Holders of CERo Common Stock
Options to purchase shares of Class A Common Stock	57,652		Holders of CERo options
Warrants to purchase shares of Class A Common Stock	324,999		Holders of CERo warrants
Series A Preferred Stock (automatic conversion of Bridge Notes)	637	(2)	Holders of CERo Convertible Bridge Notes

____________

(1)      Comprised of 415,498 shares to holders of Series Seed preferred stock and 3,999,996 shares to holders of Series A preferred stock.

(2)      Reserved 637 shares of Series A Preferred Stock for the automatic conversion of $605,230 of principal and $32,367 of accrued interest on Convertible Bridge Notes sold to eligible CERo stockholders on June 6, 2023.

As of February 4, 2024, the Exchange Ratio is approximately 0.06445 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination and excluding the conversion of the convertible promissory notes, shares issued in connection with the PIPE Financing and shares that will be issued upon exercise of outstanding stock options and warrants, is approximately 5,000,000 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 45% and 48% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination and the PIPE Financing. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 6.7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 47% of the issued and outstanding New CERo common stock and (iii) CERo stockholders (excluding any shares of New CERo common stock issuable upon conversion or exercise of PIPE Securities) are expected to hold approximately 45% of the issued and outstanding New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 51% of the issued and outstanding New CERo common stock and (iii) CERo stockholders are expected to hold approximately 48% of the issued and outstanding New CERo common stock.

The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in any private placement (including subsequent tranches of the PIPE Financing), CERo stockholders and/or holders of Public Shares (the “Public Stockholders”) who do not exercise their redemption rights (such shares, the “Reallocation Shares”). As of the date of this Supplement, the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares. In addition, the Sponsor has indicated that it intends to effectuate a distribution-in-kind of all of the shares of Class A Common Stock and Private Placement Warrants held thereby to its members immediately prior to the completion of the Business Combination and the listing of the New CERo common stock on Nasdaq (the “Distribution-in-Kind”). Upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares upon conversion or exercise of PIPE Securities or (iii) any transfer of the Reallocation Shares to the investors in subsequent tranches of the PIPE Financing, CERo stockholders or Public Stockholders. No non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

After the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as Vice Chairman of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its common stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Nevertheless, as described elsewhere in this proxy statement/prospectus, the Sponsor intends to transfer the Reallocation Shares to the Investor, CERo stockholders and Public Stockholders in such relative proportions to be determined. Furthermore, upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

For further information, please see the section titled “The Business Combination — Structure of the Business Combination.”

The following questions and answers on pages xi and xii are revised as set forth below:

Q:     Will New CERo obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that New CERo will have sufficient funds to consummate the Business Combination?

A:     On February 5, 2024, the Company entered into a Securities Purchase Agreement with the Investor, pursuant to which New CERo has agreed to issue and sell, and the Investor agreed to purchase, on the Closing Date, of $2.0 million of Series A Preferred Stock and 125,000 Structuring Warrants, for aggregate cash proceeds to New CERo of $2.0 million. In addition, as a condition to the closing of the PIPE Financing, the Company intends to enter into a common stock purchase agreement with the Investor, pursuant to which New CERo may sell and issue to the Investor, and the Investor is obligated to purchase from New CERo, up to $25 million of its newly issued shares of New CERo common stock.

The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on New CERo having net tangible assets worth at least $5,000,001 immediately after the Closing after giving effect to the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from any additional financing.

Although PBAX and CERo will seek to ensure the receipt of proceeds of the Trust Account through the execution of non-redemption agreements, providing that certain stockholders will not redeem the shares of Class A Common Stock beneficially owned thereby and not, among other things, sell, encumber or otherwise transfer such shares, we cannot assure that PBAX and CERo will obtain such non-redemption agreements. In the event that PBAX enters into non-redemption agreements prior to the Closing, PBAX will disclose such non-redemption agreements in a supplement to this proxy statement/prospectus or Current Report on Form 8-K.

Q:     Is it possible for either party to the Business Combination Agreement to waive the applicability of the condition that there by at least $30.0 million in Available Closing Cash?

A:     Yes, Amendment No. 1 to the Business Combination eliminated such condition.

The following question and answer on pages xvi to xix are revised as set forth below:

Q:     What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A:     Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, pursuant to the PBAX Charter, New CERo must have at least $5,000,001 of net tangible assets upon consummation of the Business Combination). Also, with fewer Public Shares and Public Stockholders, the trading markets for Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Class A Common Stock was prior to the Business Combination and New CERo may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New CERo’s business will be reduced and New CERo may not be able to achieve its business plans. In addition, it is possible that a maximum redemption scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Stockholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of $9,150,000. The Trust Account value was $8,367,821 at February 2, 2024.

As of February 2, 2024
Trust Account Value	$8,367,821
Total shares of Redeemable Class A Common Stock(1)	753,332
Trust Account Value per share of Redeemable Class A Common Stock	$11.11

____________

(1)      Excludes 885,000 private placement shares not included in the Trust Balance.

	Assuming no Redemptions		Assuming 25% Redemptions	Assuming 75% Redemptions	Assuming Maximum Possible Redemptions(1)
Redemptions ($)	$—		$(2,091,955)	$(6,275,866)	$(8,367,821)
Redemptions (Shares)	—		(188,333)	(564,999)	(753,332)
Deferred underwriting commission	$(9,150,000)		$(9,150,000)	$(9,150,000)	$(9,150,000)
Cash left in the Trust Account post redemptions less deferred underwriting commission	$—	(2)	$— (2)	$— (2)	$— (2)
Class A Common Stock post redemptions	753,332		564,999	188,333	—
Remaining Trust Proceeds Per Share	$—	(2)	$— (2)	$— (2)	$— (2)

____________

(1)      Assumes that 753,332 shares of Class A Common Stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A Common Stock, are redeemed. The maximum redemption scenario represents the maximum level

____________

of allowable redemptions, without consideration of minimum net tangible asset value requirements. Given the current uncertainties around timing, amount, structure, and other variables with respect to any additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The redemptions and deferred underwriting commissions exceed the amount held in Trust Account.

Furthermore, to the extent that holders of shares of Class A Common Stock redeem their shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their shares of Class A Common Stock. The Sponsor, Cantor and CCM collectively hold an aggregate of 885,000 Private Placement Shares and 442,500 Private Placement Warrants underlying the Private Placement Units. Following the consummation of the Business Combination, all of PBAX’s outstanding warrants will become warrants to acquire shares of New CERo common stock on the same terms as PBAX’s currently outstanding warrants.

The table below shows the relative ownership levels of holders of outstanding shares of New CERo common stock following the Business Combination under varying redemption scenarios and assuming that no warrants to purchase New CERo common stock have been exercised at the Closing.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Public shares(1)	753,332	6.7%	564,999	5.1%	188,333	1.8%	—	0.0%
Shares issued to CERo stockholders(2)	5,000,000	44.6%	5,000,000	45.3%	5,000,000	46.9%	5,000,000	47.7%
Non-sponsor held private placement shares(3)	185,004	1.6%	185,004	1.7%	185,004	1.7%	185,004	1.8%
Shares held by Sponsor(4)	5,296,246	47.1%	5,296,246	47.9%	5,296,246	49.6%	5,296,246	50.5%
Shares outstanding	11,234,582	100.0%	11,046,249	100.0%	10,669,583	100.0%	10,481,250	100.0%

____________

(1)      Maximum redemption scenario assumes that 753,332 shares of Class A common stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A common stock, are redeemed. The maximum redemption scenario represents the maximum level of allowable redemptions, without consideration of minimum net tangible asset value requirements. Given the current uncertainties around timing, amount, structure, and other variables with respect to any additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The Business Combination Consideration shares outstanding immediately following the Business Combination include 5,000,000 shares for outstanding CERo equity and 637 shares of Series A Preferred stock issued in the conversion of approximately $0.6 million of promissory notes purchased by CERo shareholders.

(3)      Cantor holds 155,000 private placement shares and 77,500 private placement warrants and CCM holds 30,004 private placement shares and 15,002 private placement warrants.

(4)      Sponsor holds 4,596,250 founder shares, 699,996 private placement shares and 349,998 private placement warrants.

The table below shows the fully diluted relative ownership levels of holders of shares of New CERo common stock following the Business Combination under varying redemption scenarios.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Public shares(1)	753,332	3.4%	564,999	2.6%	188,333	0.9%	—	0.0%
Shares issued to CERo stockholders(2)	5,000,000	22.4%	5,000,000	22.6%	5,000,000	23.0%	5,000,000	23.2%
Non-Sponsor held private placement shares(3)	185,004	0.8%	185,004	0.8%	185,004	0.8%	185,004	0.9%
Shares held by Sponsor(4)	5,296,246	23.7%	5,296,246	23.9%	5,296,246	24.3%	5,296,246	24.5%
Shares underlying public warrants	8,750,000	39.2%	8,750,000	39.5%	8,750,000	40.2%	8,750,000	40.5%
Shares underlying private placement warrants	442,500	2.0%	442,500	2.0%	442,500	2.0%	442,500	2.0%
Shares underlying Structuring Warrants	125,000	0.6%	125,000	0.6%	125,000	0.6%	125,000	0.6%
Shares underlying Series A Preferred Stock	206,376	0.9%	206,376	0.9%	206,376	0.9%	206,376	1.0%
Shares underlying CERo warrants	324,999	1.5%	324,999	1.5%	324,999	1.5%	324,999	1.5%
Shares underlying CERo options	57,652	0.3%	57,652	0.3%	57,652	0.3%	57,652	0.3%
Shares underlying earnout consideration	1,200,000	5.4%	1,200,000	5.4%	1,200,000	5.5%	1,200,000	5.5%
Fully diluted shares	22,341,109	100.0%	22,152,776	100.0%	21,776,110	100.0%	21,587,777	100.0%

_________

(1)      Maximum redemption scenario assumes that 753,332 shares of Class A Common Stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A Common Stock, are redeemed. The maximum redemption scenario represents the maximum level of allowable redemptions, without consideration of minimum net tangible asset value requirements. Given the current uncertainties around timing, amount, structure, and other variables with respect to any additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which funds are uncertain and may not be available. As of the date of this Supplement, PBAX has entered into a securities purchase agreements with the Investor. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The Business Combination Consideration shares outstanding immediately following the Business Combination include 5,000,000 shares for outstanding CERo equity and 637 shares of Series A Preferred Stock issued in the conversion of approximately $0.6 million of promissory notes purchased by CERo shareholders.

(3)      Cantor holds 155,000 private placement shares and 77,500 private placement warrants and CCM holds 30,004 private placement shares and 15,002 private placement warrants.

(4)      Sponsor holds 4,596,250 founder shares, 699,996 private placement shares and 349,998 private placement warrants.

The following question and answer on pages xix to xxii are revised as set forth below:

Q:     Do the Sponsor or any of PBAX’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, PBAX stockholders should be aware that the PBAX executive officers and directors, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, those of PBAX stockholders generally. These interests include, among other things:

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, (i) the 4,596,250 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.005 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by the Sponsor, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $60.0 million based upon the closing price of $11.32 per share of Class A Common Stock and $0.07 per warrant on Nasdaq on February 2, 2024;

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the Public Shares sold in the Initial Public Offering and the shares of Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor may earn a positive rate of return on its investment even if the Class A Common Stock trades below the price initially paid for the Public Shares in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        If PBAX is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PBAX for services rendered or contracted for or products sold to PBAX. If PBAX consummates a business combination, on the other hand, PBAX will be liable for all such claims;

•        On December 20, 2022, PBAX issued an unsecured promissory note to Sponsor in the principal amount of $1,500,000, portions of which may be withdrawn by PBAX from time to time (the “Promissory Note”). On December 8, 2023, the Promissory Note was amended to increase the total principal amount to $1,600,000. As of February 2, 2024, PBAX has submitted drawdown requests in an aggregate amount of $1,570,000. The Promissory Note bears no interest and outstanding principal is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of PBAX. The Promissory Note is expected to be exchanged in the PIPE Financing for shares of Series A Preferred Stock with an aggregate stated value equal to the outstanding principal thereof.

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Sponsor and its affiliates will be liable for the $550,000 deposited to the Trust Account in connection with the First Extension, $137,692 deposited to the Trust Account in connection with the Second Extension to January 8, 2024 and $22,600 deposited to the Trust Account in connection with the Third Extension to April 8, 2024, as well as the $1,570,000 outstanding borrowing in connection with the Promissory Note between PBAX and the Sponsor and the $15,000 monthly consulting fee PBAX paid to the spouse of its Chief Executive Officer through December 31, 2022, which monthly payments ended on December 31, 2022;

•        On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As of January 4, 2024, the Sponsor holds approximately 85.0% of the outstanding shares of Class A Common Stock. Because the Sponsor has agreed to vote in favor of each of the Proposals, all of the Proposals (and therefore, the Business Combination) will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals;

•        The Business Combination Agreement provides for the continued indemnification of PBAX’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering PBAX’s current directors and officers from and after the Effective Time for a period of six years;

•        The fact that Brian Atwood, the current Chairman of the Board, had served as a consultant to CERo since 2019, and suggested that PBAX discuss a potential transaction with CERo, which culminated in the Business Combination. Mr. Atwood may have conflicts of interest in determining to present CERo as a target for an initial business combination and in determining that CERo is an appropriate business with which to effectuate an initial business combination;

•        Certain of PBAX’s current directors and officers are expected to be directors and officers of New CERo after the consummation of the Business Combination. In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become Vice Chairman of New CERo; and Mr. Atwood will become the Chief Executive Officer of New CERo. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New CERo Board determines to pay to them and any other applicable compensation as described under sections “CERo Executive and Director Compensation — Director Compensation” and “CERo Executive and Director Compensation — Employment Arrangements”;

•        The fact that Mr. Atwood is expected to purchase 1,000 shares of Series A Preferred Stock, respectively, in a subsequent tranche of the PIPE Financing at a purchase price of $1,000 per share, for an aggregate purchase price of $1.0 million. After the Closing, such shares of Series A Preferred Stock will be convertible into shares of New CERo common stock, and may confer rights, preferences and privileges more favorable than those of PBAX’s stockholders, as described under the section “Description of New CERo’s Securities after the Business Combination — Series A Convertible Preferred Stock”;

•        None of PBAX’s officers or directors will be required to commit his or her full time to the affairs of CERo prior to the completion of the Business Combination and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. In addition, the Sponsor and PBAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to PBAX completing its initial business combination;

•        The fact that the Sponsor, PBAX’s officers and directors, and their respective affiliates will not be reimbursed for any out-of-pocket expenses (none have been incurred as of February 2, 2024) if an initial business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders);

•        The fact that CCM, in addition to acting as capital markets advisor in connection with the Business Combination and placement agent in connection with the PIPE Financing, acted as financial advisor on the Initial Public Offering and will receive a fee of $1,162,500 upon consummation of the Business

Combination in connection therewith. In addition, CCM holds an aggregate of 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by CCM, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, and would be worthless if the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders) because CCM is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $7.9 million based upon the closing price of $11.32 per share of Class A Common Stock and $0.07 per warrant on Nasdaq on February 2, 2024;

•        In the course of their other business activities, PBAX’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New CERo as well as the other entities with which they are affiliated. PBAX’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•        The Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares they may hold in connection with the Business Combination. Additionally, the Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them if PBAX fails to consummate an initial business combination within the completion window. If PBAX does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares, and the Private Placement Warrants purchased in the Concurrent Private Placement will expire worthless. Such securities had an aggregate market value of approximately $60.0 million based upon the closing price of $11.32 per share of Class A Common Stock and $0.07 per warrant on Nasdaq on February 2, 2024. Since the Sponsor and PBAX’s officers and directors may directly or indirectly own PBAX Common Stock following the Initial Public Offering, PBAX’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination;

•        The Sponsor (including its representatives and affiliates) and PBAX’s officers and directors, are, or may in the future become, affiliated with entities that are engaged in a similar business to New CERo. The representatives and affiliates of the Sponsor, and certain of PBAX’s officers and directors, are in the business of making investments in companies, and may acquire and hold interests in businesses that compete directly or indirectly with New CERo. Certain of PBAX’s officers and directors also have time and attention requirements for investment funds of which they and affiliates of the Sponsor are the investment managers; and

•        The Sponsor, certain stockholders of PBAX, and certain stockholders of CERo will be party to the Investor Rights Agreement, which will come into effect at the Effective Time. Pursuant to the Investor Rights Agreement, each stockholder thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights. Additionally, the Investor Rights Agreement prohibits each stockholder thereto from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, during the Lock-Up Period. The terms of the Investor Rights Agreement are further described in the section entitled “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

These interests, which create actual and potential conflicts of interest, are, to the extent material, described in the section titled “The Business Combination — Interests of Certain Persons in the Business Combination” beginning on page 148 of this proxy statement/prospectus. Accordingly, the Sponsor and PBAX’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating PBAX. The PBAX Board was aware of and may have been influenced by these interests in evaluating and unanimously approving the Business Combination and in recommending that you vote in favor of the approval of the Business Combination.

For additional information about the risks associated with these interests, see “Risk Factors — Risks Related to PBAX, the Business Combination and Redemptions — The Sponsor and PBAX’s officers and directors own PBAX Common Stock that will be worthless, may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved and certain directors and officers of PBAX will serve as directors and officers of New CERo. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with CERo.”

The Sponsor beneficially owns and is entitled to vote an aggregate of approximately 85.0% of the outstanding PBAX Common Stock as of January 4, 2024. The Sponsor, as well as PBAX’s directors and officers (who hold no shares of PBAX Common Stock as of February 2, 2024), have agreed to vote their shares in favor of all Proposals being presented at the Special Meeting.

Revised Disclosure to Summary of the Proxy Statement/Prospectus

The subsection entitled “Consideration to CERo’s Stockholders” on pages 3 and 4 is revised as set forth below:

Consideration to CERo’s Stockholders

Pursuant to the Business Combination Agreement, at the Effective Time:

•        Each outstanding share of CERo Common Stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00.

•        Each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Series A Preferred Stock of the surviving company at a conversion price equal to the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination.

As of February 2, 2024, the Exchange Ratio was approximately 0.06445. Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Closing of the Business Combination is 5,000,000 shares, and these shares are expected to represent approximately 45% or 48% of the issued and outstanding shares of Class A Common Stock immediately following the closing of the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively. Following the Merger, it is contemplated that New CERo will have a single class of common stock. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “minimum redemption” and “maximum redemption” scenario.

Subject to certain stock-price based milestones, CERo stockholders will have the right to receive an aggregate of up to an additional 1,200,000 shares of PBAX Common Stock (the “Earnout Shares”). 500,000 Earnout Shares will be released and granted if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the New CERo common stock equals or exceeds $12.50 during at least 20 trading days within a 30-day trading period, 500,000 Earnout Shares will be released and granted if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the New CERo common stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period, and an additional 200,000 Earnout Shares in the event of a Change of Control; provided, however, that, such $12.50 and $15.00 thresholds shall be reduced to 125% and 150%, respectively, of the Conversion Price of the Series A Preferred Stock if such Conversion Price is reduced below $10.00 on either of the 90th or 180th day following the effectiveness of a registration statement for the resale of the shares issuable upon conversion of the shares of Series A Preferred Stock.

The subsection entitled “Pro Forma Ownership of New CERo Upon Closing” on pages 4 and 5 is revised as set forth below:

Pro Forma Ownership of New CERo Upon Closing

As of February 2, 2024, the Exchange Ratio is approximately 0.06445 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination excluding 1,200,000 Earnout Shares, 324,999 shares that will be issuable upon exercise of outstanding warrants and 57,652 shares that will be issuable upon exercise of outstanding stock options, is 5,000,000 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 45% and 48% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 47% of the issued and outstanding New CERo common stock, (iii) CERo stockholders (excluding any shares of New CERo common stock issuable upon conversion or exercise of PIPE Securities) are expected to hold approximately 45% of the issued and outstanding New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor, is expected to hold approximately 51% of the issued and outstanding New CERo common stock and (iii) CERo stockholders (excluding any shares of New CERo common stock issuable upon conversion or exercise of PIPE Securities) are expected to hold approximately 48% of the issued and outstanding New CERo common stock.

The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in any private placement (including subsequent tranches of the PIPE Financing), CERo stockholders and/or holders of Public Shares (the “Public Stockholders”) who do not exercise their redemption rights (such shares, the “Reallocation Shares”). As of the date of this Supplement, the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares. In addition, the Sponsor has indicated that it intends to effectuate a distribution-in-kind of all of the shares of Class A Common Stock and Private Placement Warrants held thereby to its members immediately prior to the completion of the Business Combination and the listing of the New CERo common stock on Nasdaq (the “Distribution-in-Kind”). Upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares upon conversion or exercise of PIPE Securities, or (iii) any transfer of the Reallocation Shares to investors in any subsequent tranches of the PIPE

Financing, CERo stockholders or Public Stockholders. No non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Moreover, after the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as Vice Chairman of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its common stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Nevertheless, as described elsewhere in this proxy statement/prospectus, the Sponsor intends to transfer the Reallocation Shares to the Investor, CERo stockholders and Public Stockholders in such relative proportions to be determined. Furthermore, upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

The subsection entitled “Sources and Uses of Funds for the Business Combination” on pages 5 and 6 is revised as set forth below:

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination. The following table includes funds resulting from the PIPE Financing. If there are no redemptions from the Trust Account or maximum redemptions from the Trust Account, New CERo would have $9.4 million or $1.1 million of cash, respectively. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of February 9, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,367,821	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	605,230	605,230
Total Sources	$23,973,051	$15,605,230
Uses
New CERo’s Equity	15,605,230	15,605,230
Transaction Costs(2)	8,367,821	—
Total Uses	$23,973,051	$15,605,230

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.4 million out of the Trust Account based on an assumed redemption price of $11.11 per share. After a redemption of approximately $8.4 million out of the $8.4 million Trust Account, the cash available to New CERo at Closing would be approximately $1.1 million.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

On February 5, 2024, the Company entered into a Securities Purchase Agreement with the Investor, pursuant to which New CERo has agreed to issue and sell, and the Investor agreed to purchase, on the Closing Date, of $2.0 million of Series A Preferred Stock and 125,000 Warrants, for aggregate cash proceeds to New CERo of $2.0 million. In addition, as a condition to the closing of the PIPE Financing, the Company intends to enter into a common stock purchase agreement with the Investor, pursuant to which New CERo may sell and issue to the Investor, and the Investor is obligated to purchase from New CERo, up to $25 million of its newly issued shares of New CERo common stock. The impact of such financing is reflected on the unaudited pro forma financial information contained herein.

In addition, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in the Series A Preferred Stock. Holders of Convertible Bridge Notes will be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for shares of Series A Preferred Stock.

The subsection entitled “Conditions to the Business Combination” on pages 6 to 8 is revised as set forth below:

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•        each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Closing) being in effect;

•        this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger) by the requisite vote of CERo’s stockholders in accordance with the DGCL and CERo’s governing documents (the “CERo Stockholder Approval”);

•        adoption and approval of the Business Combination Agreement, the ancillary documents, and the transactions and proposals contemplated thereby, in each case by the requisite vote of PBAX’s stockholders in accordance with the DGCL and PBAX’s governing documents (the “PBAX Stockholder Approval”);

•        PBAX’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, PBAX satisfying any applicable initial and continuing listing requirements of Nasdaq, and PBAX not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the shares of Class A Common Stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PBAX stockholder redemption), New CERo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the SPAC Parties

The obligations of PBAX and Merger Sub (together, the “SPAC Parties”) to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by PBAX on behalf of itself and Merger Sub) of the following further conditions:

•        the Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) in all material respects as of such earlier date), (ii) the other representations and warranties of the Company shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        CERo having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX having received a certificate duly executed by an authorized officer of CERo, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement are satisfied.

Other Conditions to the Obligations of CERo

The obligations of CERo to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by CERo) of the following further conditions:

•        (i) the SPAC Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties of the SPAC Parties (as defined in the Business Combination Agreement) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

•        the SPAC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no SPAC Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX shall have delivered, or caused to be delivered, to CERo a certificate duly executed by an authorized officer of PBAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) of the Business Combination Agreement are satisfied.

The following bullet point is added at the end of page 13:

•        The fact that Mr. Atwood is expected to purchase 1,000 shares of Series A Preferred Stock, respectively, in a subsequent tranche of the PIPE Financing at a purchase price of $1,000 per share, for an aggregate purchase price of $1.0 million. After the Closing, such shares of Series A Preferred Stock will be convertible into shares of New CERo common stock, and may confer rights, preferences and privileges more favorable than those of PBAX’s stockholders, as described under the section “Description of New CERo’s Securities after the Business Combination — Series A Convertible Preferred Stock.”

The subsection entitled “Sources and Uses of Funds for the Business Combination” on pages 17 and 18 is revised as set forth below:

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination while still satisfying the conditions of the Business Combination Agreement. The following table includes funds resulting from the PIPE Financing. If there are no redemptions from the Trust Account or maximum redemptions from the Trust Account, New CERo would have $9.4 million or $1.1 million of cash, respectively.

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of February 9, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,367,821	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	605,230	605,230
Total Sources	$23,973,051	$15,605,230
Uses
New CERo’s Equity	15,605,230	15,605,230
Transaction Costs(2)	8,367,821	—
Total Uses	$23,973,051	$15,605,230

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.4 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.4 million out of the $8.4 million Trust Account, the cash available to New CERo at Closing would be approximately $1.1 million.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses, which reduction of cash payments at Closing may be accomplished through a combination of a reduction in the amounts owed, issuance of equity consideration in lieu of cash or deferral of amounts owed. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

On February 5, 2024, the Company entered into a Securities Purchase Agreement with the Investor, pursuant to which New CERo has agreed to issue and sell, and the Investor agreed to purchase, on the Closing Date, of $2.0 million of Series A Preferred Stock and 125,000 Warrants, for aggregate cash proceeds to New CERo of $2.0 million. In addition, as a condition to the closing of the PIPE Financing, the Company intends to enter into a common stock purchase agreement with the Investor, pursuant to which New CERo may sell and issue to the Investor, and the Investor is obligated to purchase from New CERo, up to $25 million of its newly issued shares of New CERo common stock. The impact of such financing is reflected on the unaudited pro forma financial information contained herein.

Supplemental Risk Factors Disclosure

The risk factor set forth below is added after the second paragraph on page 74:

Following the Business Combination, the terms of the Series A Convertible Preferred Stock issued in the PIPE Financing will contain restrictive covenants that may impair our ability to conduct business.

The terms of our Series A Preferred Stock issued in the PIPE Financing immediately prior to the Business Combination will contain operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants will restrict our ability to redeem, repurchase or declare or pay any cash dividend or distribution on any of our capital stock, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted as of February 5, 2024 and to engage in certain transactions. As a result of these covenants and restrictions, we will be limited in how we conduct our business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may be required to redeem, in cash, each share of the Series A Convertible Preferred Stock, which may adversely affect our financial condition and impair our ability to conduct business.

The following risk factor beginning on page 86 is amended and restated as follows:

The Public Stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock as consideration in the Business Combination, and may experience additional dilution as a consequence of certain transactions, including the issuance of securities in the PIPE Financing and the Equity Line of Credit.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of CERo common stock will be cancelled and converted into (a) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (b) the right to receive a pro rata portion of the Earnout Shares if the First Level Earnout Target, the Second Level Earnout Target or a Change of Control occurs within two years after the Closing; (ii) each outstanding CERo option will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo common stock subject to such option multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent); (iii) each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00; and (iv) each CERo warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof. Subject to certain exceptions, such terms and conditions applicable to a New CERo warrant will be the same terms and conditions as were applicable to the CERo warrant immediately prior to the Effective Time, respectively.

In connection with the Business Combination, the Company has also entered into a Securities Purchase Agreement with the Investor, pursuant to which New CERo has agreed to issue and sell $2.0 million of Series A Preferred Stock and 125,000 Structuring Warrants on the Closing Date. In addition, as a condition to the closing of the PIPE Financing, the Company intends to enter into a common stock purchase agreement with the Investor, pursuant to which New CERo may sell and issue to the Investor, and the Investor is obligated to purchase from New CERo, up to $25 million of its newly issued shares of New CERo common stock.

Any issuance of shares of New CERo common stock upon any conversion of Convertible Bridge Notes, exercise of Structuring Warrants and and/or the conversion of shares of our Series A Preferred Stock will result in substantial dilution to the interests of the existing holders of New CERo securities, and may adversely affect prevailing market prices for the New CERo common stock. Such dilution could, among other things, limit the ability of our current stockholders to influence management of New CERo through the election of directors following the Business Combination.

Revised Disclosure to the Business Combination

The first paragraph on page 127 is revised as set forth below:

As of February 2, 2024, the Exchange Ratio was approximately 0.06445. Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Closing of the Business Combination is 5,000,000 shares, and these shares are expected to represent approximately 45% or 48% of the issued and outstanding shares of Class A Common Stock immediately following the closing of the Business Combination and the PIPE Financing, assuming no redemptions occur and maximum redemptions occur, respectively. Following the Merger, it is contemplated that New CERo will have a single class of New CERo common stock. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “minimum redemption” and “maximum redemption” scenario.

The subsection entitled “Pro Forma Ownership of New CERo Upon Closing” on pages 127 and 128 is revised as set forth below:

Pro Forma Ownership of New CERo Upon Closing

As of February 4, 2024, the Exchange Ratio is approximately 0.06445 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination and excluding the conversion of the convertible promissory notes, shared issued in connection with the PIPE Financing and shares that will be issuable upon exercise of outstanding stock options and warrants, is 5,000,000 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 45% and 48% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited

Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 47% of the issued and outstanding New CERo common stock and (iii) CERo stockholders (excluding any shares of New CERo common stock issuable upon conversion or exercise of PIPE Securities) are expected to hold approximately 45% of the issued and outstanding New CERo common stock.

The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in any private placement (including subsequent tranches of the PIPE Financing), CERo stockholders and/or holders of Public Shares (the “Public Stockholders”) who do not exercise their redemption rights (such shares, the “Reallocation Shares”). As of the date of this Supplement, the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares. In addition, the Sponsor has indicated that it intends to effectuate a distribution-in-kind of all of the shares of Class A Common Stock and Private Placement Warrants held thereby to its members immediately prior to the completion of the Business Combination and the listing of the New CERo common stock on Nasdaq (the “Distribution-in-Kind”). Upon completion of the Distribution-in-Kind, Sponsor would no longer hold any of our issued and outstanding securities.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares upon conversion or exercise of PIPE Securities or (iii) any transfer of the Reallocation Shares to the investors in any subsequent tranches of the PIPE Financing, CERo stockholders or Public Stockholders. No non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

After the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Mr. Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as Vice Chairman of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its common stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

The subsection entitled “Sources and Uses of Funds for the Business Combination” on pages 127 and 128 is revised as set forth below:

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination while still satisfying the conditions of the Business Combination Agreement. The following table includes funds resulting from the PIPE Financing. If there are no redemptions from the Trust Account or maximum redemptions from the Trust Account, New CERo would have $9.4 million or $1.1 million of cash, respectively. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of February 9, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,367,821	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	605,230	605,230
Total Sources	$23,973,051	$15,605,230
Uses
New CERo’s Equity	15,605,230	15,605,230
Transaction Costs(2)	8,367,821	—
Total Uses	$23,973,051	$15,605,230

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.4 million out of the Trust Account based on an assumed redemption price of $11.11 per share. After a redemption of approximately $8.4 million out of the $8.4 million Trust Account, the cash available to New CERo at Closing would be approximately $1.1 million.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses, which reduction of cash payments at Closing may be accomplished through a combination of a reduction in the amounts owed, issuance of equity consideration in lieu of cash or deferral of amounts owed. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

On February 5, 2024, the Company entered into a Securities Purchase Agreement with the Investor, pursuant to which New CERo has agreed to issue and sell, and the Investor agreed to purchase, on the Closing Date, of $2.0 million of Series A Preferred Stock and 125,000 Warrants, for aggregate cash proceeds to New CERo of $2.0 million. In addition, as a condition to the closing of the PIPE Financing, the Company intends to enter into a common stock purchase agreement with the Investor, pursuant to which New CERo may sell and issue to the Investor, and the Investor is obligated to purchase from New CERo, up to $25 million of its newly issued shares of New CERo common stock. The impact of such financing is reflected on the unaudited pro forma financial information contained herein.

Convertible Bridge Notes

Contemporaneously with the execution and delivery of the Business Combination Agreement, certain existing CERo stockholders agreed to purchase an aggregate principal amount of $1,210,460 of Convertible Bridge Notes. Half of the aggregate principal amount of the Convertible Bridge Notes were purchased and issued contemporaneously with the execution and delivery of the Business Combination Agreement and the other half will be purchased and issued upon prior notice by CERo to the purchasers thereof. The proceeds of the Convertible Bridge Notes will be used to fund CERo’s operating expenses prior to the Closing.

The Convertible Bridge Notes will bear interest at a rate of 8% per annum, be secured by all of the Company’s assets, and automatically convert into shares of Series A Preferred Stock at Closing at a conversion price equal to $1,000 per share. If not converted automatically into shares of New CERo Class A Common Stock prior thereto, the Convertible Bridge Notes will mature on December 31, 2023. In the event of a liquidation, the Convertible Bridge Notes would be entitled to receive 80% of any funds distributed by CERo, but not to exceed three times the principal amount thereof. In addition, if the Business Combination is not completed and CERo completes an equity financing for proceeds equal to at least $30 million, the Convertible Bridge Notes would automatically convert to Series A Preferred Stock in such financing at a conversion price equal to $1,000 per share.

The existing CERo stockholders who purchase Convertible Bridge Notes will be entitled to receive 80% of the Earnout Shares described elsewhere in this proxy statement/prospectus.

In addition, holders of Convertible Bridge Notes will be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE Financing. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments from the holders of Convertible Bridge Notes for the PIPE Financing. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Supplemental Disclosure to the Business Combination

The following paragraph is added following the end of the subsection entitled “Background of the Business Combination” on page 138:

On February 5, 2024, the parties entered into the Amendment to, among other things, (i) remove the minimum cash condition, (ii) modify the stock-price based milestones such that (a) the trading price condition for the First Level Earnout Target shall be reset from $12.50 to 125% of the Conversion Price of the Series A Preferred Stock upon the reset of such Conversion Price as described below and (b) the trading price condition for the Second Level Earnout Target shall be reset from $15.00 to 150% of the Conversion Price of the Series A Preferred Stock upon reset of such Conversion Price as described below, and (iii) increase the aggregate number of shares of Class A Common Stock issuable to the stockholders of CERo in connection with the Business Combination from 4,651,704 shares to 5,000,000 shares. Such number of shares is in addition to up to 1,200,000 shares issuable upon satisfaction of certain earn-out conditions and 382,651 shares issuable upon exercise of rollover options or warrants.

The following bullet point is added in the subsection entitled “Interests of PBAX’s Directors and Officers in the Business Combination” above the last paragraph on page 150:

•        The fact that Mr. Atwood is expected to purchase 1,000 shares of Series A Preferred Stock, respectively, in a subsequent tranche of the PIPE Financing at a purchase price of $1,000 per share, for an aggregate purchase price of $1.0 million. After the Closing, such shares of Series A Preferred Stock will be convertible into shares of New CERo common stock, and may confer rights, preferences and privileges more favorable than those of PBAX’s stockholders, as described under the section “Description of New CERo’s Securities after the Business Combination — Series A Convertible Preferred Stock.”

Revised Disclosure to the Business Combination Agreement and Related Agreements

The subsection entitled “Consideration to CERo’s Stockholders” on pages 156 and 157 is revised as set forth below:

Consideration to CERo’s Stockholders

Pursuant to the Business Combination Agreement, at the Effective Time:

•        Each outstanding share of CERo common stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo common stock obtained by dividing the liquidation preference of such share of CERo preferred stock by $10.00.

•        Each CERo warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each Convertible Bridge Note will convert to Series A Preferred Stock at a conversion price equal to $1,000 per share.

Following the Merger, it is contemplated that New CERo will have a single class of common stock. The consideration described in the foregoing bullets and as set forth in the table below is collectively referred to as the “Business Combination Consideration.”

Type of Security	Number Issuable		Recipients
Class A Common Stock (issued at Closing)	584,506		Holders of CERo Common Stock
Class A Common Stock (issued at Closing)	4,415,494	(1)	Holders of CERo Preferred Stock
Class A Common Stock (upon attainment of First Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon attainment of Second Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon a Change of Control)	200,000		Holders of CERo Common Stock
Options to purchase shares of Class A Common Stock	57,652		Holders of CERo options
Warrants to purchase shares of Class A Common Stock	324,999		Holders of CERo warrants
Series A Preferred Stock (automatic conversion of Bridge Notes)	637	(2)	Holders of CERo Convertible Bridge Notes

____________

(1)      Comprised of 415,498 shares to holders of Series Seed preferred stock and 3,999,996 shares to holders of Series A preferred stock.

(2)      Reserved 637 shares of Series A Preferred Stock for the automatic conversion of $605,230 of principal and $32,367 of accrued interest on Convertible Bridge Notes sold to eligible CERo stockholders on June 6, 2023.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the completion of the Business Combination, including the Investor Rights Agreement, the Sponsor Support Agreement and the CERo Support Agreements. See “— Related Agreements” for more information.

The subsection entitled “Conditions to the Closing of the Business Combination” on pages 157 to 159 is revised as set forth below:

Conditions to the Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•        each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Closing) being in effect;

•        this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger) by the requisite vote of CERo’s stockholders in accordance with the DGCL and CERo’s governing documents (the “CERo Stockholder Approval”);

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Business Combination) by PBAX as sole stockholder of Merger Sub;

•        adoption and approval of the Business Combination Agreement, the ancillary documents, and the transactions and proposals contemplated thereby, in each case by the requisite vote of PBAX’s stockholders in accordance with the DGCL and PBAX’s governing documents (the “PBAX Stockholder Approval”);

•        PBAX’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, PBAX satisfying any applicable initial and continuing listing requirements of Nasdaq, and PBAX not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the shares of Class A Common Stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PBAX stockholder redemption), New CERo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the SPAC Parties

The obligations of PBAX and Merger Sub (together, the “SPAC Parties”) to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by PBAX on behalf of itself and Merger Sub) of the following further conditions:

•        the Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) in all material respects as of such earlier date), (ii) the other representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        CERo having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX having received a certificate duly executed by an authorized officer of CERo, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement are satisfied.

Other Conditions to the Obligations of CERo

The obligations of CERo to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by CERo) of the following further conditions:

•        (i) the SPAC Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties of the SPAC Parties (as defined in the Business Combination Agreement) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

•        the SPAC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no SPAC Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of PBAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) of the Business Combination Agreement are satisfied.

Revised Disclosure to PBAX Management’s Discussion and Analysis of Financial Condition and Results of Operations

The last sentence on page 182 is revised as set forth below:

The Company will issue an aggregate of approximately 5.4 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock, and CERo preferred stock warrants and options, as consideration in the Business Combination.

Revised Disclosure to Unaudited Pro Forma Condensed Combined Financial Information

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” is amended and restated as set forth below:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

PBAX (the “Company”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed financial information presents the combination of the financial information of PBAX and CERo Therapeutics, Inc. (“CERo”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Capitalized terms included below have the same meaning as defined elsewhere in this proxy statement/prospectus.

The historical financial information of Phoenix was derived from the audited financial statements of PBAX for the year ended December 31, 2022, and unaudited financial statements as of, and for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of CERo was derived from audited financial statements of CERo the for the year ended December 31, 2022, and unaudited financial statements as of, and for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited and unaudited financial statements of PBAX and CERo, respectively, and should be read in conjunction with the audited historical financial statements and related notes. This information should be read together with PBAX’s and CERo’s audited financial statements and related notes, the sections titled “PBAX Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations” and “CERo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of PBAX and the historical balance sheet of CERo on a pro forma basis as if the Business Combination and the related transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, and nine months ended September 30, 2023 combines the historical statement of operations of PBAX and historical statement of operations of CERo for such periods on a pro forma basis as if the Business Combination and the transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. There were no pro forma adjustments required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

On June 4, 2023, PBAX entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), by and among the Company, PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (“CERo”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of the Company (the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), the Company will change its name to “CERo Therapeutics Holdings, Inc.” (“New CERo”).

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of CERo common stock, par value $0.0001 per share (the “CERo common stock”) will be cancelled and converted into (a) the right to receive a number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A common stock”), equal to $50,000,000, minus the Aggregate Liquidation Preference (as defined in the Business Combination Agreement), divided by the outstanding company capitalization, divided by $10.00 (the “Exchange Ratio”) and (b) the right to receive a pro rata portion of up to 1,200,000 additional shares of Class A Common Stock if the First Level Earnout Target, the Second Level Earnout Target or a Change of Control occurs within four years after the Closing (“Earnout Shares”); (ii) each outstanding option to purchase CERo common stock (each, a “CERo option”) will be converted into an option to purchase a number of shares of Class A common stock, equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the CERo options; (iii) each outstanding share of CERo preferred stock, par value $0.0001 per share (the “CERo preferred stock”), will be converted into a number of shares of Class A common stock, equal to the number of shares of Class A common stock obtained by dividing the liquidation preference thereof by $10.00 and the contingent right to receive such holder’s Earn-Out Pro Rata Portion (as defined in the Business Combination Agreement); (iv) each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A common stock equal to the number of shares of CERo preferred stock subject to the corresponding warrant immediately prior to the Effective Time, multiplied by the Aggregate Liquidation Preference of such underlying shares of CERo preferred stock, and divided by $10.00, with the exercise price per share for such warrant equal to (A) the current aggregate exercise price of such warrant (the current exercise price per share of CERo preferred stock applicable to the corresponding warrant immediately prior to the Effective Time, multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof), divided by (B) the number of shares of Class A common stock issuable upon exercise thereof; and, (v) each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Series A Preferred Stock of the surviving company at a conversion price equal to $1,000 per share. The Company will issue or reserve for issuance an aggregate of 5.4 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock or reserved for issuance upon exercise of CERo options or warrants as consideration in the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Class A Common Stock:

As of February 5, 2024, PBAX has entered into a PIPE Financing as described above. A closing condition of the PIPE financing is the sale of a minimum of $2.0 million of Series A Preferred stock. To reflect this condition, the pro forma financial statements are prepared with the assumption of a $2.0 million sale of Series A Preferred stock.

In addition, based on the terms of the Earn-Out Pro Rata Portion described above, we have determined that equity treatment is appropriate in accordance with ASC 815-40 and would be accounted for akin to a deemed distribution resulting in a net zero impact to the unaudited pro forma condensed combined statement of operations. We also concluded that there is a very low likelihood of meeting the milestones and determined that any pro forma adjustment would be immaterial to an investor due to the net zero impact within equity.

On June 4, 2023, CERo entered into a bridge financing agreement (the “Bridge Notes”) in anticipation of CERo completing the Business Combination with PBAX pursuant to a definitive Business Combination Agreement. Per the term sheet, it is anticipated that CERo will raise up to a total of $1,210,460 to be allocated to the eligible participants. On June 6, 2023, CERo sold Convertible Bridge Notes with an aggregate principal amount of $605,230 to certain eligible participants. The Bridge Notes shall automatically convert (principal and accrued interest) upon a Business Combination into shares of Series A Preferred Stock of the surviving company in the Business Combination at conversion rate of $1,000 per share. For purposes of this unaudited pro forma condensed combined financial information, PBAX has assumed that the closing price will be $1,000.00, the per share valuation of the Series A Preferred Stock issuable in the PIPE Financing.

Assuming No Redemption Scenario:    This scenario assumes that the only Class A Common Stock subject to redemption that are redeemed are those that have already been redeemed prior to February 2, 2024.

Maximum Redemption Scenario:    This scenario assumes that 753,332 shares of Class A Common Stock subject to redemption are redeemed for an aggregate payment of approximately $8,367,821 based on a per share redemption value of $11.11 as of February 2, 2024.

The following summarizes the pro forma ownership of Class A Common Stock of New CERo following the Business Combination and the conversion of the Bridge Notes under both the No Redemptions and Maximum Redemptions scenarios. A key closing condition for the completion of the Business Combination is the availability of additional cash from the proceeds from the sale of shares of New CERo common stock to the Investor. Given the current uncertainties around timing, amount, structure, and other variables with respect to the additional funds, PBAX has elected to present the scenarios without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which funds are uncertain and may not be available. In addition, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in the Series A Preferred Stock. Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for shares of Series A Preferred Stock. However, the terms of any potential financing have not yet been finalized and we cannot assure you that such financing transactions will be completed on such terms, or at all. If PBAX enters into such financing transactions after the date of this proxy statement/prospectus, PBAX will present a scenario that incorporates the additional funds.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
CERo Therapeutics, Inc. Shareholders	584,506	5.2%	584,506	5.6%
CERo Therapeutics, Inc. Series Preferred Shareholders (as-converted)	4,415,494	39.4%	4,415,494	42.1%
Total CERo Therapeutics, Inc. Merger Shares	5,000,000	44.6%	5,000,000	47.7%
Total CERo Therapeutics, Inc. Shares	5,000,000	44.6%	5,000,000	47.7%
PBAX Non-Founder Shares	938,336	8.3%	185,004	1.8%
PBAX Founder Shares of Sponsor	5,296,246	47.1%	5,296,246	50.5%
Total PBAX Shares	6,234,582	55.4%	5,481,250	52.3%
Pro Forma Common Stock at September 30, 2023	11,234,582	100.0%	10,481,250	100.0%

1.      Excludes 1,200,000 Earnout Shares subject to potential issuance under the earnout consideration.

2.      Excludes CERo’s Convertible Preferred Stock Warrants which will rollover and allow the holder to purchase approximately 325,000 Class A Common Shares in New CERo.

3.      Excludes 894,500 options granted under CERo’s Equity Incentive Plan exercisable into approximately 57,652 Class A Common Shares in New CERo.

4.      Excludes PBAX’s Public Warrants and Private Placement Warrants exercisable in the aggregate for 9,192,500 shares.

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer.

The Business Combination will be accounted using the asset acquisition method in accordance with U.S. GAAP. Under this method of accounting, we have preliminary determined that PBAX is the accounting acquirer as PBAX is (i) the entity issuing its own shares to consummate the Business Combination, (ii) the senior management team will primarily be comprised of PBAX’s existing management team, and (iii) PBAX’s assets are currently significantly larger than CERo’s, based on the terms of the Business Combination Agreement. The merger is expected to be accounted for as an asset acquisition as substantially all of the fair value is concentrated in IPR&D, an intangible asset. CERO’s assets (except for cash) and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
As of September 30, 2023

	As of September 30, 2023		Transaction Accounting Adjustments (Assuming No Redemption)		As of September 30, 2023 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		As of September 30, 2023 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash, restricted cash, and cash equivalents	$119,014	$2,562,025	$8,329,792B		$(5,590,169)	(8,287,049	)J	$(13,877,218)
			(1,150,000	)F		—
			(1.395,000	)G
			(9,150,000	)H
			(4,906,000	)I
			2,000,000K		2,000,000			2,000,000
Prepaid expenses and other current assets	21,815	214,770	—		236,585	—		236,585
Money market funds held in Trust Account	8,329,792	—	(8,329,792	)B	—			—
Total current assets	8,470,621	2,776,795	(14,601,000)		(3,353,584)	(8,287,049)		(11,640,633)
Non-current assets:
Equipment, net	—	1,081,260	—		1,081,260	—		1,081,260
Operating lease right-of-use assets	—	2,359,758	—		2,359,758	—		2,359,758
Total non-current assets	—	3,441,018	—		3,441,018	—		3,441,018
TOTAL ASSETS	8,470,621	6,217,813	(14,601,000)		87,434	(8,287,049)		(8,199,615)

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	3,311,098	1,283,950	(600,000	)G	1,139,048	—		1,139,048
			(2,856,000	)J
Accrued liabilities	—	329,754	—		329,754	—		329,754
Common stock subscription deposit	—	1,875	—		1,875	—		1,875
Operating lease liability	—	743,900	—		743,900	—		743,900
Short-term notes payable, net	—	588,853	(588,853	)C	—	—		—
Income tax payable	28,769	—	—		28,769	—		28,769
Working capital loan – related party	1,395,000	—	(1,395,000	)G	—	—		—
Franchise tax payable	6,100	—	—		6,100	—		6,100
Excise tax payable	56,389	—	—		56,389	—		56,389
Due to affiliate	3,315	—	—		3,315	—		3,315
Total current liabilities	4,800,671	2,948,332	(5,439,853)		2,309,150	—		2,309,150
Non-current liabilities:
Operating lease liability, net of current portion	—	1,779,477	—		1,779,477	—		1,779,477
Preferred stock warrant liability	—	199,149	1,127,500K		1,326,649	—		1,326,649
Derivative liabilities in NewCERo Series A Preferred Stock	—	—	66,240K		66,240	—		66,240
Deferred underwriting fee	9,150,000	—	(9,150,000	)H	—	—		—
Total non-current liabilities	9,150,000	1,978,626	(7,956,260)		3,172,366	—		3,172,366
Total liabilities	13,950,671	4,926,958	(13,396,113)		5,481,516	—		5,481,516
Common stock subject to possible redemption	8,287,049	—	(8,287,049	)A	—	—		—

COMMITMENTS AND CONTINGENCIES
Convertible preferred stock:
Series Seed	—	4,077,560	(4,077,560	)E	—	—		—
Series A	—	38,023,784	(38,023,784	)E	—	—		—
NewCERo Series A Preferred Stock	—	—	588,853C		588,853	—		588,853
	—	—	806,260K		806,260	—		806,260
Total convertible preferred stock	—	42,101,344	(40,706,231)		1,395,113	—		1,395,113

Stockholders’ deficit:
Common stock	—	907	(907	)D	—	—		—
Class A common stock	547	—	576A		1,123	(76)		1,047
Additional paid-in capital	—	1,013,243	8,286,973A		64,756,301	(8,286,973	)J	56,469,329
			(41,823,732	)D		—
			100,700,853E
			(2,000,000	)I
Retained deficit	(13,767,646)	(41,824,639)	—		(71,546,620)			(71,546,620)
			41,824,639D			—
			(58,600,009	)E
			(550,000	)F
			(50,000	)I
Total stockholders’ deficit	(13,767,099)	(40,810,489)	47,788,393		(6,789,195)	(8,287,049)		(15,076,244)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$8,470,621	$6,217,813	$(14,601,000)		$87,434	$(8,287,049)		$(8,199,615)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Nine Months Ended September 30, 2023

	For the Nine Months Ended September 30, 2023		Transaction Accounting Adjustments (Assuming No Redemption)	For the Nine Months Ended September 30, 2023 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		For the Nine Months Ended September 30, 2023 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
Operating expenses:
Research and development	$—	$4,270,472	$—	$4,270,472	$—		$4,270,472
General and administrative	2,518,347	2,283,404	—	4,801,751	—		4,801,751
Franchise tax	45,300	—	—	45,300			45,300
Total operating expenses	2,563,647	6,553,876	—	9,117,523	—		9,117,523
Loss from operations	(2,563,647)	(6,553,876)	—	(9,117,523)	—		(9,117,523)

Other income:
Interest and other income, net	380,583	529,481	—	910,064	(380,583	)AA	529,481
Total other income	380,583	529,481	—	910,064	(380,583)		529,481
Net loss before income taxes	(2,183,064)	(6,024,395)	—	(8,207,459)	(380,583)		(8,588,042)
Income tax expense	(70,409)	—	—	(70,409)	—		(70,409)
Net loss attributable to common shareholders	$(2,253,473)	$(6,024,395)	$—	$(8,277,868)	$(380,583)		$(8,658,451)

Net loss per share (Note 4)
Basic and diluted weighted average shares outstanding, Class A Common Stock	3,547,888	9,058,608		11,582,584			10,294,286
Basic and diluted net loss per share	$(0.34)	$(0.67)		$(0.71)			$(0.84)
Basic and diluted weighted average shares outstanding, Class B Common Stock	3,075,432	N/A		N/A			N/A
Basic and diluted net loss per share	$(0.34)	N/A		N/A			N/A

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Year Ended December 31, 2022

	For the Year Ended December 31, 2022		Transaction Accounting Adjustments (Assuming No Redemption)	For the Year Ended December 31, 2022 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		For the Year Ended December 31, 2022 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
Operating expenses:
Research and development	$—	$9,845,603	$47,418,251CC	$57,263,854	$—		$57,263,854
General and administrative	2,841,391	2,125,628	500,000BB	5,467,019	—		5,467,019
Franchise tax	64,050	—	—	64,050	—		64,050
Total operating expenses	2,905,441	11,971,231	47,918,251	62,794,923	—		62,794,923
Loss from operations	(2,905,441)	(11,971,231)	(47,918,251)	(62,794,923)	—		(62,794,923)

Other income:
Interest and other income, net	2,836,864	142,115	—	2,978,979	(2,836,864	)DD	142,115
Total other income	2,836,864	142,115	—	2,978,979	(2,836,864)		142,115
Net loss before income taxes	(68,577)	(11,829,116)	(47,918,251)	(59,815,944)	(2,836,864)		(63,652,808)
Income tax expense	599,159	—	—	599,159	—		599,159
Net loss attributable to common shareholders	$(667,736)	$(11,829,116)	$(47,918,251)	$(60,415,103)	$(2,836,864)		$(63,251,967)

Net loss per share (Note 4)
Basic and diluted weighted average shares outstanding, Class A Common Stock	17,896,428	8,974,247		11,582,584			10,294,286
Basic and diluted net loss per share	$(0.03)	$(1.32)		$(5.22)			$(6.14)
Basic and diluted weighted average shares outstanding, Class B Common Stock	4,596,250	N/A		N/A			N/A
Basic and diluted net loss per share	$(0.03)	N/A		N/A			N/A

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination is expected to be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, PBAX will be treated as the “accounting acquirer” and CERo as the “accounting acquiree” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be accounted for as an asset acquisition as substantially all of the fair value is concentrated in IPR&D, an intangible asset. CERo’s assets (except for cash) and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed. The fair value measurements utilize estimates based on key assumptions of the Business Combination, including historical and current market data.

The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the Merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Business Combination and related transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2023, and year ended December 31, 2022, gives effect to the Business Combination and related transactions as if they had been completed on January 1, 2022. These periods are presented on the basis that PBAX is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that PBAX management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. PBAX management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of PBAX and CERo.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary purchase price of approximately $53,004,251 comprised of equity consideration of approximately $51,004,251, and PBAX estimated transaction costs of $2,000,000.

The table below represents the total estimated preliminary purchase price:

Total shares transferred (CERo Shareholders on a fully- diluted basis exclusive of Preferred Shareholders)	584,506
Value per share(1)	$11.32
$6,616,608
Conversion Convertible Preferred Shares into Class A Common Shares
Series seed liquidation value	415,498
Series A liquidation amount	3,999,997
4,415,494
Value per share(1)	$11.32
$49,983,401
Total Share Consideration	$56,600,009
Transaction costs	$2,000,000
Total purchase consideration	$58,600,009

____________

(1)      Share Consideration is calculated using a $11.32 reference price, which was the February 2, 2024 closing price of PBAX.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on the relative fair value of the preliminary estimate of the fair value of assets and liabilities to be acquired:

Preliminary Purchase Price Allocation:
Cash and cash equivalents	$5,388,000
IPR&D	53,014,009
Fixed assets	1,312,000
Net working capital (Excluding cash)	(945,000)
Other	(169,000)
Net assets acquired	$58,600,009

The guidance in ASC 805 requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test was met as PBAX determined that substantially all of the fair value was concentrated in the acquired IPR&D. The fair value of the IPR&D was determined to be approximately $53,014,009 before the purchase price was allocated among the assets and liabilities acquired, as shown above.

IPR&D represents the R&D assets of CERo which were in-process, but not yet completed, and which PBAX has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. PBAX has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. There were no pro forma adjustments required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the period presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New CERo Class A Common Stock outstanding, assuming the Business Combination and related transactions occurred on the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet:

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

A.     Reflects the reclassification of 764,957 PBAX shares subject to redemption value of $8,287,049 to equity assuming a No Redemption Scenario.

B.      Reflects the reclassification of PBAX’s remaining marketable securities and cash held in the trust account to cash and cash equivalents.

C.     Reflects the automatic conversion of $605,230 of principal and $32,367 of accrued interest into 637 shares of Series A Preferred Stock upon the merger based on the amended terms of the Bridge Financing, at which time the $637,597 will be recorded in Series A Preferred Stock.

D.     Reflects the elimination of CERo’s outstanding equity, exclusive of its preferred shares which is adjusted in (I), comprised of 9,068,899 shares of common stock, par value of $0.0001, accumulated deficit of $41,824,639, reflected as a decrease in additional paid-in capital.

E.      Reflects the Merger Consideration, including the estimated fair value of 584,506 shares of PBAX Class A Common Stock to existing CERo common shareholders, estimated fair value of 4,415,494 shares of Class A Common Stock to existing convertible preferred shareholders (Note 3), and estimated transaction costs. Also, reflects the elimination of CERo’s Series Seed preferred shares and Series A preferred shares at $4,077,560 and $38,023,784 respective, an increase in additional paid-in capital of $95,105,595 as well as the adjustment to accumulated deficit for the acquired IPR&D as follows:

September 30, 2023
Cash and cash equivalents	$5,388,000
Expensed IPR&D acquired (DD)	53,014,009
Fixed assets	1,312,000
Net working capital (exclusive of cash and cash equivalents)	(945,000)
Other	(169,000)
Total adjustments to accumulated deficit	$58,600,009

F.      Represents CERo’s preliminary estimated transaction costs of $1,150,000 inclusive of advisory, banking, legal and other professional fees that are expensed as a part of the Business Combination of which $600,000 has already been reflected within the historical financial statements of CERo ($0 which has already been paid), and $550,000 within accumulated deficit.

G.     Repayment of PBAX Working capital loan — related party. For pro forma purposes, we assumed repayment would be made in cash; however, at the lender’s discretion, the Working Capital Loans maybe convertible into Serie A Preferred shares at a price of $1,000.00 per share which would result in an additional issuance of 1,395 Class A common shares.

H.     Represents the settlement of PBAX’s deferred underwriting fees related to its Initial Public offering.

I.       Represents PBAX’s preliminary estimated transaction costs, included within the estimated purchase price (Note 3). Of the total estimated $4,906,000 transaction costs inclusive of advisory, banking, printing, legal, accounting fees and other professional fees that are to be incurred as a direct and incremental part of the Business Combination. These costs are expected to be incurred at Closing of which $2,000,000 will be recorded within additional paid-in capital, $50,000 will be recorded in retained deficit, and $2,856,000 of which has already been incurred and reflected in the historical financial statements of PBAX (of which $0 has already been paid) are reflected as a reduction in cash and accounts payable.

J.       Reflects the redemption of 764,957 shares of PBAX Class A Common Stock for aggregate redemption payments of $8,398,891 resulting in a redemption price of $10.98 per share assuming a Full Redemption Scenario.

K.     Reflects the sale of $2,000,000 of NewCERo Series A Convertible Preferred Shares to investors as a closing condition in the PIPE financing. The redemption features require the NewCERo Series A Convertible Preferred Shares be presented as mezzanine equity. Certain conversion features, with a preliminary estimated fair value of $66,240, and warrants granted to the Investor with a preliminary estimated fair value of $1,127,500 are presented as derivative liabilities.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2023, and the year ended December 31, 2022, are as follows:

AA.  Elimination of interest income earnings on PBAX’s Restricted cash held in trust assuming a Full Redemption Scenario.

BB.   Reflects CERo’s transaction costs expected to be incurred but not yet recorded. These costs are nonrecurring.

CC.   Reflects the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Note 3). These costs are non-recurring.

DD.   Elimination of interest income earnings on PBAX’s Restricted cash held in trust assuming a Full Redemption Scenario.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of the period presented.

The following has been prepared to present the net loss per share with respect to the no additional redemptions and maximum redemption of Class A Common Stock scenarios by Phoenix stockholders at the time of the Business Combination for the three months ended September 30, 2023, and the year ended December 31, 2022:

	Nine Months Ended September 30, 2023
	No Additional Redemptions	Maximum Redemption Scenario
Pro forma net loss	$(8,277,868)	$(8,658,451)
Weighted average shares outstanding – basic and diluted	11,582,584	10,294,286
Net loss per share – basic and diluted	$(0.71)	$(0.84)
Excluded securities
SPAC Private Placement Warrants	442,500	442,500
SPAC Public Warrants	8,750,000	8,750,000
CERo Warrants	324,999	324,999
CERo Options	23,298	23,298
Contingent Consideration Shares	1,200,000	1,200,000
	Year ended December 31, 2022
	No Additional Redemptions	Maximum Redemption Scenario
Pro forma net loss	$(60,415,103)	$(63,251,967)
Weighted average shares outstanding – basic and diluted	11,584,584	10,294,286
Net loss per share – basic and diluted	$(5.22)	$(6.14)
Excluded securities
SPAC Private Placement Warrants	442,500	442,500
SPAC Public Warrants	8,750,000	8,750,000
CERo Warrants	324,999	324,999
CERo Options	31,739	31,739
Contingent Consideration Shares	1,200,000	1,200,000

Revised Disclosure to Beneficial Ownership

The section entitled “Beneficial Ownership” is amended and restated as set forth below:

BENEFICIAL OWNERSHIP

The following table and accompanying footnotes set forth information regarding the (1) actual beneficial ownership of shares of PBAX Common Stock as of February 2, 2024, and (2) expected beneficial ownership of shares of New CERo common stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•        PBAX’s current executive officers and directors;

•        each person who is expected to become one of the executive officers or directors of New CERo following the Business Combination, assuming the election of each director pursuant to the Director Election Proposal is approved;

•        all of PBAX’s current executive officers and directors as a group, and all of the executive officers and directors of New CERo, assuming the election of each director pursuant to the Director Election Proposal is approved, as a group; and

•        each person who is known to be the beneficial owner of more than 5% of any class of the outstanding PBAX Common Stock or is expected to be the beneficial owner of more than 5% of shares of New CERo common stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of PBAX Common Stock prior to the Business Combination is calculated based on 6,234,582 shares of PBAX Class A Common Stock and no shares of Class B Common Stock issued and outstanding as of February 2, 2024. For purposes of the table below, voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person and, on all matters to be voted upon, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Currently, no shares of Class B Common Stock are outstanding.

The expected beneficial ownership of shares of New CERo common stock following the Business Combination assumes two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination. In Scenario 1, it is expected that New CERo will have a total of 11,234,582 shares of New CERo Common Stock outstanding (excluding the exercise of any options and warrants and assuming no awards are issued under the Incentive Plan);

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8,367,821 out of the Trust Account based on an assumed redemption price of $11.11 per share. After a redemption of approximately $8.4 million out of the $8.4 million Trust Account, the cash available to New CERo at Closing would be approximately $1.1 million. See “Unaudited Pro Forma Condensed Combined Financial Information.” In Scenario 2, it is expected that New CERo will have a total of 10,481,250 shares of New CERo Common Stock outstanding (excluding the exercise of any options and warrants and assuming no awards are issued under the Incentive Plan).

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	PBAX Pre-Business Combination		New CERo Post-Business Combination
	PBAX Common Stock		Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Shares Beneficially Owned	% of Outstanding Shares of PBAX Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of PBAX(1)
Chris Ehrlich(2)	5,296,246	85.0%	5,296,246	47.1%	5,296,246	50.5%
Daniel Geffken	—	—	—	—	—	—
Douglas Fisher	—	—	—	—	—	—
Brian G. Atwood	—	—	—	—	—	—
Kathleen LaPorte	—	—	—	—	—	—
Barbara Kosacz	—	—	—	—	—	—
Caroline Loewy	—	—	—	—	—	—
All directors and executive officers of PBAX as a group (7 individuals)	5,296,246	85.0%	5,296,246	47.1%	5,296,246	50.5%
Directors and Executive Officers of New CERo After Consummation of the Business Combination(3)
Brian G. Atwood	—	—	—	—	—	—
Chris Ehrlich	5,296,246	85.0%	5,296,246	47.1%	5,296,246	50.5%
Daniel Corey	—	—	158,228	1.4%	158,228	1.5%
Kathleen LaPorte	—	—	—	—	—	—
Michael Byrnes	—	—	—	—	—	—
Bob Sikorski	—	—	—	—	—	—
Charles Carter	—	—	—	—	—	—
All directors and executive officers of New CERo as a group (7 individuals)
5% or Greater Beneficial Owners
Phoenix Biotech Sponsor, LLC(2)	5,296,246	85.0%	5,296,246	47.1%	5,296,246	50.5%
Entities affiliated with Saba(4)	1,212,426	19.4%	1,212,426	10.8%	1,212,426	11.6%
Shaolin Capital Management LLC(5)	748,264	12.0%	748,264	6.7%	748,264	7.1%

____________

*        Represents beneficial ownership of less than one percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Phoenix Biotech Acquisition Corp., 2201 Broadway, Suite 705, Oakland, CA 94612.

(2)      Consists of 5,296,246 shares of Class A Common Stock. The Sponsor is the record holder of the shares reported herein. Chris Ehrlich, PBAX’s Chief Executive Officer, is the manager of the Sponsor and has voting and investment discretion with respect to the PBAX Common Stock held by the Sponsor. Mr. Ehrlich may be deemed to have beneficial ownership of the PBAX Common Stock held directly by the Sponsor. Each of PBAX’s officers and directors is, directly or indirectly, a member of the Sponsor. Such holdings do not give effect to the Distribution-in-Kind or any transfer of Reallocation Shares. Upon completion of the Distribution-in-Kind, Mr. Ehrlich is expected to beneficially own less than 5% of the outstanding shares of New CERo common stock.

(3)      Unless otherwise noted, the business address of each of the following individuals is c/o 201 Haskins Way, Suite 230, South San Francisco, CA 94080.

(4)      Based on a Schedule 13G/A filed on February 14, 2023 on behalf of Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein. Each of Saba Capital, Saba GP and Mr. Weinstein has shared voting and dispositive power with respect to 1,212,426 shares of Class A Common Stock. The address of the business office of each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)      Based on information contained in a Schedule 13G filed on February 14, 2023 by Shaolin Capital Management LLC. Such filing does not identify the natural person or persons who directly or indirectly exercise sole or shared voting and/or dispositive power with respect to the Class A Common Stock beneficially owned by Shaolin. The address of the business office of the reporting person is 230 NW 24th Street, Suite 603, Miami, FL 33127.

Supplemental Disclosure to the Certain Relationships and Related Party Transactions

The following paragraph is added following the subsection entitled “Advisory Services” on page 258:

PIPE Financing

Mr. Atwood is expected to purchase 1,000 shares of Series A Preferred Stock, in a subsequent tranche of the PIPE Financing at a purchase price of $1,000 per share, for an aggregate purchase price of $1.0 million. After the Closing, such shares of Series A Preferred Stock will be convertible into shares of New CERo common stock, and may confer rights, preferences and privileges more favorable than those of PBAX’s stockholders, as described under the section “Description of New CERo’s Securities after the Business Combination — Series A Convertible Preferred Stock.”

Supplemental Disclosure to Description of New CERo’s Securities after the Business Combination

The following paragraphs are added following the first paragraph on page 264:

Series A Convertible Preferred Stock

The following description of the principal terms of the Series A Preferred Stock, which are set forth in a Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (the “Certificate of Designations”), in substantially the form attached as an exhibit to the Securities Purchase Agreement.

General.    Pursuant to the Series A Certificate of Designations, the Company will authorize a number of shares of Series A Preferred Stock no less than the number initially issued shares of Series A Preferred Stock and each share of Series A Preferred Stock shall have a stated value of $1,000 per share. At the consummation of this offering, the Company will issue at least 2,000 shares of the Company Series A Preferred Stock. When issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking.    The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company unless the Required Holders (as defined in the Securities Purchase Agreement) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends.    The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Purchase Rights.    If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder.    Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Company Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $10.00, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right.    Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the Company board of directors.

Alternate Conversion Upon a Triggering Event.    Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price” equal to the lesser of:

•        the Conversion Price, and

•        the greater of:

•        the floor price of $1.00; and

•        80% of the volume weighted average price of the Company Common Stock during the 5 consecutive trading days immediately prior to such conversion.

The Series A Certificate of Designations contain standard and customary triggering events (each, a “Triggering Event”), including but not limited: (i) the suspension from trading or the failure to list the Company Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 pursuant to the Registration Rights Agreement, (iv) the Company’s failure to cure a conversion failure of failure to deliver shares of the Company Common Stock under the Structuring Warrants, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock or a request for exercise of any Warrants, and (iv) bankruptcy or insolvency of the Company.

Other Adjustments.    If 90 days or 180 days following the occurrence of the later of (x) the Stockholder Approval Date (as defined below) and (y) the earlier of (a) the effective date of the registration statement to be filed pursuant to the Registration Rights Agreement (as defined below) and (b) the date that the Series A Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act of 1933, as amended, the Conversion Price then in effect is greater than the greater of $1.00 and the Market Price (as defined in the Certificate of Designations) then in effect (the “Adjustment Price”), the Conversion Price shall automatically lower to the Adjustment Price.

Limitations on Conversion.    In no event shall the Series A Preferred Stock be convertible into a number of shares of New CERo common stock exceeding 19.99% of the total number of shares of New CERo common stock outstanding immediately prior to the execution of the Securities Purchase Agreement, except that such limitation shall not apply in the event that New CERo obtains the approval of the issuance of such shares by its stockholders in accordance with the applicable stock exchange rules (the date of such approval, the “Stockholder Approval Date”).

Bankruptcy Triggering Event Redemption Right.    Upon any bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Notes at 25% premium (or, if 18 months following the issuance date, 50% premium) to the greater of (x) the amount of shares of Series A Preferred Shares then outstanding and (y) the equity value of the shares of Series A Preferred Stock then outstanding, unless the holder waives such right to receive such payment. The equity value of the Company common stock underlying the Series A Preferred Shares is calculated using the greatest closing sale price of the Company common stock on any trading day immediately preceding such bankruptcy Triggering Event and the date the Company makes the entire payment required.

Change of Control Exchange.    Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the change of Control Election Price (as defined in the Series A Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption.    At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a 20% redemption premium to the greater of (x) the amount of shares being redeemed, and (y) the equity value of the Company’s Common Stock underlying the Series A Preferred Stock. The equity value of the Company’s Common Stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the Company’s Common Stock on any trading day immediately preceding the date New CERo notifies the holders of its election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions.    The Series A Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Series A Certificate of Designations and the other transaction documents in the PIPE Financing.

Voting Rights.    The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series A Certificate of Designations (or as otherwise required by applicable law).

Covenants.    The Series A Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities, which are typical for transactions of this type. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of its capital stock (other than as required under the Series A Certificate of Designations). In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series A Certificate of Designations or Warrants.

Reservation Requirements.    So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

The following paragraphs are added following the fourth paragraph on page 268:

Structuring Warrants

Pursuant to the Securities Purchase Agreement, New CERo shall issue to the Investor Structuring Warrants as partial consideration for a structuring fee in consideration of certain services provided by it in the structuring of the PIPE Financing. Such Structuring Warrants shall be exercisable beginning six months after the consummation of the Business Combination and expiring on the third anniversary of the Business Combination.

Exercise Price.    The Structuring Warrants will initially be exercisable for cash at an exercise price equal to the greater of (x) $9.20 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) the closing price of the Common Stock on the trading day immediately prior to the Subscription Date (as defined in the Structuring Warrant). The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in the event of stock dividends and splits, the number of shares of Common Stock issuable upon the exercise of the Structuring Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment.

Exercise Period.    The Structuring Warrants shall be exercisable beginning six months after the consummation of the issuance date (the “Initial Exercisability Date”) and expiring on the third anniversary of the Initial Exercisability Date. The Structuring Warrants require “buy-in” payments to be made by us for failure to deliver any shares of Common Stock issuable upon exercise.

Cashless Exercise.    If at the time of exercise of the Structuring Warrants, there is no effective registration statement registering the shares of the Company Common Stock underlying the Structuring Warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Purchase Rights; Participation Rights.    If the Company issues options, convertible securities, warrants, shares, or similar securities to holders of the Company shares of the Company Common Stock, each Warrant holder has the right to acquire the same as if the holder had exercised its Warrant. The holders of the Structuring Warrants are entitled to receive any dividends paid or distributions made to the holders of the Company’s shares of Common Stock on an “as if converted” basis.

Fundamental Transactions.    The Structuring Warrants prohibit the Company from entering into specified fundamental transactions unless the successor entity assumes all of the Company obligations under the Structuring Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a Structuring Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the Structuring Warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a Structuring Warrant holder will have the right to force the Company to repurchase the holder’s Warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the Structuring Warrants, of the then unexercised portion of the Structuring Warrant.

Revised Disclosure to Phoenix Biotech Acquisition Corp. Financial Statements

The last sentence of the introductory paragraph on page F-40 is revised as set forth below:

The Company will issue an aggregate of approximately 5.3 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock as consideration in the Business Combination.

Amendment and Restatement of Business Combination Agreement in Annex A

The text in Annex A is amended and restated as set forth in Annex A regarding the Business Combination Agreement.

Inclusion of the Securities Purchase Agreement in Annex H

The text set forth in Annex B regarding the Securities Purchase Agreement is added as Annex G.

Inclusion of the Equity Line Purchase Agreement in Annex I

The text set forth in Annex C regarding the Equity Line Purchase Agreement is added as Annex I.

--END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS--

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When PBAX discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, PBAX’s management.

Forward-looking statements in this Supplement may include, for example, statements about:

•        PBAX’s ability to complete the Business Combination or, if PBAX does not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the anticipated growth rate and market opportunities of New CERo;

•        the ability to obtain or maintain the listing of New CERo common stock on Nasdaq following the Business Combination;

•        New CERo’s public securities’ potential liquidity and trading;

•        New CERo’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        PBAX’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with PBAX’s business or in approving the Business Combination;

•        the use of proceeds not held in the Trust Account or available to PBAX from interest income on the Trust Account balance;

•        the potential of CER 1236;

•        the success, cost and timing of New CERo’s drug development activities, including CER 1236, including preclinical studies and clinical trials;

•        New CERo’s expectations about the timing of achieving regulatory approval, including regulatory approval to conduct clinical trials, and the cost of its development programs;

•        sales of New CERo common stock by New CERo or its stockholders, which may result in increased volatility in New CERo’s stock price;

•        New CERo’s ability to obtain funding for its operations, including funding necessary to complete further development and commercialization of its drug candidates;

•        the impact of the COVID-19 pandemic or a new pandemic on New CERo’s operations;

•        the commercialization of New CERo’s drug candidates, if approved;

•        New CERo’s plans to research, develop, manufacture and commercialize its drug candidates, if approved;

•        New CERo’s ability to obtain, maintain, expand, protect and enforce its intellectual property rights;

•        New CERo’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of third parties;

•        New CERo’s ability to attract collaborators with development, regulatory and commercialization expertise;

•        future agreements with third parties in connection with the commercialization of New CERo’s drug candidates;

•        the size and growth potential of the markets for New CERo’s drug candidates, and its ability to serve those markets;

•        the rate and degree of market acceptance of New CERo’s drug candidates;

•        regulatory developments in the United States and foreign countries;

•        New CERo’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•        the success of competing drugs, therapies or other products that are or may become available;

•        New CERo’s ability to attract and retain key scientific or management personnel;

•        New CERo’s ability to maintain proper and effective internal controls;

•        the accuracy of New CERo’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        general economic, industry and market conditions, including rising interest rates and inflation;

•        New CERo’s expectations regarding the period during which it qualifies as an emerging growth company under the JOBS Act and as a smaller reporting company under the federal securities laws; and

•        New CERo’s use of the net proceeds from the completion of the Business Combination.

PBAX cautions you that the foregoing list may not contain all of the forward-looking statements made in this Supplement.

These forward-looking statements are only predictions based on the current expectations and projections of PBAX and CERo about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in the proxy statement/prospectus. Moreover, CERo operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of PBAX or CERo to predict all risks, nor can PBAX or CERo assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements PBAX may make in this Supplement. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Supplement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this Supplement.

The forward-looking statements included in this Supplement are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although PBAX believes that the expectations reflected in its forward-looking statements are reasonable, neither PBAX nor CERo can guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither PBAX nor CERo undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this Supplement to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this Supplement and the proxy statement/prospectus and the documents that have been filed as annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of PBAX and CERo may be materially different from what is expected.

IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION
AND WHERE TO FIND IT

This Supplement relates to, among other matters, the proposed Business Combination involving PBAX, CERo and Merger Sub. In connection with the Business Combination, PBAX has filed with the SEC a registration statement on Form S-4 (File No. 333-272467), including the Proxy Statement/Prospectus. This document is not a substitute for the Proxy Statement/Prospectus. The definitive Proxy Statement/Prospectus was filed with the SEC on January 22, 2024 and has been sent to all PBAX shareholders as of January 17, 2024 (the record date for voting on the proposed Business Combination). PBAX may also file other relevant documents regarding the proposed Business Combination with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF PBAX AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PBAX, CERO AND MERGER SUB, THE BUSINESS COMBINATION AND RELATED MATTERS.

Investors and security holders of PBAX may obtain free copies of the Proxy Statement/Prospectus and other documents that are filed or will be filed with the SEC by PBAX through the website maintained by the SEC at www.sec.gov.

PARTICIPANTS IN SOLICITATION

PBAX and CERo and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from PBAX’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are contained in the Proxy Statement/Prospectus. Shareholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.

NO OFFER OR SOLICITATION

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

This communication is not a substitute for the Registration Statement or for any other document that PBAX has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by PBAX through the website maintained by the SEC at https://www.sec.gov.